FOR IMMEDIATE RELEASE

Revered Cannabis Attorney Joins STWC Holdings

A Cannabis Community Counselor Since 2012, Jean Smith Gonnell at Home with STWC

Lakewood, CO, April 3, 2019, Globe Newswire, STWC Holdings, Inc (OTCQB: STWC), a leading cannabis consultant and industry pioneer, is pleased to announce that it welcomes Jean Smith Gonnell, a well-known cannabis attorney, as its new general counsel. Gonnell succeeds Jay Kotzker who resigned as general counsel in March. In her new role, Gonnell will oversee all legal, regulatory compliance, M&A, government relations and lobbying functions as part of STWC’s continued commitment to growth and expansion in the industry.

Gonnell embarked upon her cannabis law career in 2010, serving marijuana clients as a law clerk. In 2012, upon graduating from the University of Denver’s Sturm College of Law, she continued as a licensed attorney. She has represented private and public corporations on a wide range of legal matters including regulatory compliance, business transactions, cannabis licensing, rulemaking and litigation. Often called upon by the media, Gonnell’s veteran experience ranges from small marijuana cultivators to extensive hemp farms, independent dispensaries to national marijuana brands. She has also counseled individual investors and larger, managed investment groups.

“Jean’s background and experience in the cannabis industry is extensive,” commented STWC Holdings Chief Executive Office, Erin Phillips. “Her expertise in all areas of cannabis law are a perfect match for STWC Holdings’ diverse business and growth agenda and as we intensify our focus on multi-million dollar opportunities across the nation,” Phillips continued.

Jean Smith Gonnell is at home in the Denver area where she spends her free time in the great Colorado outdoors. She also enjoys visiting the North Carolina coast with her family and dogs.

For more about Jean Smith Gonnell, please visit: gonnelllaw.com.

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About STWC Holdings, Inc.
Headquartered in Lakewood, CO, STWC Holdings, Inc. (OTCQB: STWC)offers a complete ecosystem of entities and services that support the burgeoning cannabis industry. From capital, strategic partnership, and seed-to-sale consulting to design, marketing and advertising services, we intend to be highly diversified within the industry. We are a team of highly capable industry veterans that creates value for our partners by providing access to our comprehensive suite of assets. We develop made-to-order solutions to address the range of challenges that cannabis entrepreneurs and businesses face. We believe in the value of cannabis, and we’re laying the foundation for its future.

For more information:
STWC Holdings, Inc.
Investors@strainwise.com
303-736-2442

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Steve Caulk
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303-410-4971

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435-249-7177